Exhibit 10.53

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”)  is entered into by you, Susan Hunsberger, on behalf of yourself, your heirs, executors, administrators, successors, assigns (collectively, “you”) and The ServiceMaster Company, LLC, on behalf of itself, subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.    Separation from Employment.   You have resigned from your position as senior vice president of human resources at ServiceMaster, effective as of  October 3, 2018 (“Separation Date”).  Following your Separation Date, you will no longer hold any other officer or director position with ServiceMaster or any of its subsidiaries or affiliated entities.  You will continue to be paid your current base salary and benefits through your Separation Date in accordance with ServiceMaster’s normal payroll practices.

2.    Severance Benefits.  In exchange for your promises as set forth in this Agreement and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to provide you with the following severance pay:

a.    Monthly Salary.  You will receive payments totaling $467,500.00, which equals 12 times your current monthly base salary (the “Monthly Salary”);

b.    Target Bonus.  You will receive payments totaling $280,500.00 (the “Target Bonus”), which equals your target bonus under the ServiceMaster Annual Bonus Plan (“ABP”) for the 2018 Plan year; and

c.    ABP Bonus.  You will receive a pro-rated payment based on your target bonus under The ServiceMaster 2018 Annual Bonus Plan (“ABP”), which will be calculated and paid at the level of Plan funding approved by the Board.    Your ABP bonus will be paid to you when paid to active employees, which is expected to be on or around March 15, 2019.

d.    Travel Expense Reimbursement.  You will receive a one-time lump sum payment of $1,200.00 to help reimburse your travel expenses in meeting with your outplacement vendor.  This payment will be included with your first severance payment following the Effective Date.

The Monthly Salary and the Target Bonus will be aggregated as a single sum and paid in 12 equal monthly installments over a 12‑month period, starting on the first practicable payroll date after the Effective Date.

The compensation set forth in this Agreement represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits.  In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

3.    Outplacement.  You will be eligible for executive‑level outplacement services with a third-party vendor for a period of 12 months, subject to the terms and conditions of ServiceMaster’s outplacement program.  You may use Shields Meneley Partners for your outplacement services in lieu of Lee Hecht Harrison, ServiceMaster’s regular outplacement provider, so long as the Company’s cost for the services provided by Shields Meneley are comparable to the cost normally charged by Lee Hecht Harrison. If you wish to initiate outplacement services, you must do so no later than 60 days after your Separation Date by calling 1‑877‑700‑7220, ext. 888 or go to www.lhh.com/register.

4.    Other Benefits.  Upon separation of employment, you may be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

a.    Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your Separation Date.  You will become eligible for continuation of coverage under COBRA on the first day following your Separation Date.  You are solely responsible for the payment of any premiums for COBRA coverage.

b.    Unused Vacation Time.  You will receive payment for any accrued, unused vacation time through your Separation Date in accordance with ServiceMaster’s normal payroll practices.

c.    PSRP.  If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Subject to the terms and conditions of the PSRP, any balance in your account will be distributed in accordance with your prior elections.

d.    DCP.  If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate will end on your Separation Date.  Subject to the terms and conditions of the DCP, any balance in your account will be distributed in accordance with your prior elections.

e.    Performance Restricted Stock Unit Agreement.  In accordance with, and subject to, the terms and conditions of your Performance Restricted Stock Unit Agreement “PRSU Agreement”), your Performance Shares will vest on the date of the Spin-off.  This Agreement does not change the terms of your PRSU Agreement.

f.    Stock Plans.  If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012 (“MSIP”), the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, any account balances, stock options, restricted stock units or other equity owned by you as of your Separation Date are subject to the terms and conditions of the applicable stock plans.  This Agreement does not change the terms of those plans.

6.    Release and Covenant Not to Sue.

a.    Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any other federal, state or local law or regulation governing the employment relationship.  You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b.    Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are expressly waiving your right to monetary compensation or damages thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws.

c.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

7.    Confidential Information.  You confirm and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means ServiceMaster’s trade secrets, proprietary information and/or other non‑public information relating to ServiceMaster’s business operations as well as private, proprietary and/or non-public information obtained by ServiceMaster from customers, suppliers, contractors, employees or other third parties.  Nothing in this Agreement shall preclude you from reporting suspected unlawful activity to any government agency or providing truthful testimony or information in response to a valid subpoena, court order or request of any government agency.

Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby noticed as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8.    Non‑Compete/Non‑Solicitation/Non‑Interference.  While you remain employed by ServiceMaster and for a period of 12 months following your Separation Date, you shall not, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business:

a.    own, manage, operate, control, participate in, perform services for or otherwise carry on a business similar to or competitive with the business conducted by ServiceMaster, provided that the foregoing shall not prohibit your passive ownership of less than 1% of any publicly-held company;

b.    solicit the business of any customer of ServiceMaster in competition with ServiceMaster;

c.    induce, encourage or assist any employee of ServiceMaster to terminate his or her employment with ServiceMaster and/or to become employed by any other business or other entity; or

d.    interfere with ServiceMaster’s relations with any of its customers, franchisees, subcontractors, consultants, suppliers or business partners.

This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this Agreement or other such agreements with the Company will give the Company (in addition to any other remedies which may be available to the Company) the right, exercised in its sole and absolute discretion, to (a) suspend or cancel the payments contemplated in this Agreement and (b) obtain a refund for any such payments already made (collectively, “Company Rights”).

9.    Code of Ethics and Business Conduct.  In the course of your employment, you were provided a copy of the Company’s Code of Ethics and Business Conduct (the “Code”).  The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle the Company to exercise any and all of its Company Rights, including the suspension and recoupment of any payments paid or due under this Agreement and any other agreements between the parties.  Further, you acknowledge that you are not aware of any material breach of law or regulation by the Company or its subsidiaries that has not been reported to the Chief Executive Officer, General Counsel or Chief Ethics Officer of the Company

10.    Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.  You may retain your Company-issued cell phone, so long as you accept transfer of billing responsibility, effective as of your Separation Date, and provided that the Company shall remove from the phone any Company data and Company-installed applications.

11.    Non‑Disparagement.    You agree that you will refrain from publicly criticizing ServiceMaster’s products and services and from otherwise making any false and malicious statements, oral or written, concerning ServiceMaster, its directors, officers, executives, subsidiaries, parent entities, and/or employees.  You agree to direct any prospective employers seeking to verify employment data to The Work Number (1‑800‑996‑7566 or www.theworknumber.com), an automated service operated by Equifax.  Nothing in this provision, however, shall be construed to prevent you from providing truthful testimony or information in response to any valid subpoena, court order, or request of any government agency or private litigant.

12.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

13.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.  You agree that venue shall be proper in Shelby County, Tennessee.

14.    Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you: Susan Hunsberger XXXX Memphis, TN 38XXX	If to ServiceMaster: The ServiceMaster Company, LLC 150 Peabody Place Mail Stop L/E-0085 Memphis, TN 38103-3270 Attn: VP & Associate General Counsel, Labor and Employment

Or to such other address as either party will have furnished to the other in writing.

15.    Governing Law and Venue.  The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without regard to the principle of conflict of laws that would require application of another state’s laws.  Subject to the arbitration provisions herein, any judicial proceeding arising from or relating to this Agreement shall be brought in the federal or state courts located in Shelby County, Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for the purposes of such proceeding. The parties shall stipulate in any legal proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

16.    Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  All severance payments are intended to qualify as short-term deferred compensation within the meaning of Section 409A of the Internal Revenue Code.  Consequently, all severance payments that become due under this Agreement shall be paid no later than March 15 of the calendar year that immediately follows the calendar year in which the applicable vesting date occurs. You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  ServiceMaster specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

17.    Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non‑solicitation/non‑compete issues except as stated herein.

18.    Older Workers Benefit Protection Act Notice.  Pursuant to the Older Workers Benefit Protection Act, you are advised as follows:

a.    This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

b.    You have been advised and are again hereby advised to consult an attorney of your choosing before signing this Agreement;

c.    You have (i) 21 days from your receipt of this Agreement; or (ii) seven days from your Separation Date, whichever period is longer, to consider the Agreement (the “Review Period”);

d.    You have seven days after you sign this Agreement to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, LLC; 150 Peabody Place; Mail Stop L/E-0085; Memphis, TN 38103-3270; Attn:  Vice President and Associate General Counsel, Labor & Employment;

e.    If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void.

19.    Effective Date:  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (such date, the “Effective Date”).

/s/ Susan Hunsberger	/s/ Nik Varty
Susan Hunsberger	Nik Varty
Chief Executive Officer
The ServiceMaster Company, LLC

Date: 10/26/2018	Date: 10/29/2018